SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549


                            FORM 8-K

                         CURRENT REPORT

Pursunt to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported)   October 17, 2000



                       SPRINT CORPORATION
     (Exact name of Registrant as specified in its charter)

          Kansas                 1-04721                    48-0457967
(State of Incorporation)  (Commission File Number)       (I.R.S. Employer
                                                        Identification No.)


   2330 Shawnee Mission Parkway, Westwood, Kansas           66205
     (Address of principal executive offices)            (Zip Code)


Registrant's telephone number, including area code (913) 624-3000



 (Former name or former address, if changed since last report)


          P. O. Box 11315, Kansas City, Missouri 64112
        (Mailing address of principal executive offices)

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Item 5.  Other Events

Sprint Board Approves Offer to Cancel and Replace Certain Stock Options Granted to Employees

     On October 17, 2000, Sprint Corporation announced that its Board of Directors had approved a proposal to offer employees a choice to cancel certain stock options granted to them in 2000 in exchange for new options to purchase an equal number of the same class of shares. The new options will be granted six months and one day from the date the old options are cancelled. The exercise price of the new options will be the market price on the grant date.

     The exchange offer will not be available to members of the Board of Directors of Sprint, including Mr. Esrey, Chief Executive Officer of Sprint, and Mr. LeMay, President and Chief Operating Officer of Sprint.

     The options were granted under Sprint's 1990 Stock Option Plan and its Management Incentive Stock Option Plan. The majority of the options, for approximately 14.0 million shares of FON Stock and 12.2 million shares of PCS Stock, were granted in January and February, 2000, before the U.S. Department of Justice had determined that it would oppose the proposed merger of Sprint with WorldCom, Inc. The options to purchase FON Stock have exercise prices ranging from $61.9375 to $66.25 and the options to purchase PCS Stock have exercise prices ranging from $51.15625 to $54.25. Options granted in August 2000 for approximately 3.6 million shares of FON Stock with an exercise price of $36.4375 per share and 1.9 million shares of PCS Stock with an exercise price of $55.125 per share, as well as miscellaneous options granted at other times for approximately 200,000 shares of FON Stock and 200,000 shares of PCS Stock, are also included in the exchange offer. Due to the decline in market price of both classes of Sprint's common stock following termination of the merger agreement, as well as a decline in the stock price of all telecommunication companies generally that also affected Sprint's common stocks, Sprint's Board determined that these options are no longer adequate to provide (1) satisfactory incentive to enhance shareholder value or (2) the retentive value needed in today's tight employment market.

     Options for an aggregate of approximately 17.8 million shares of FON Stock, with a weighted average exercise price of $59.15 per share, and 14.3 million shares of PCS Stock, with a weighted average exercise price of $52.54 per share, will be subject to the exchange offer. This is 28.4% of the outstanding options to purchase FON Stock and 34.7% of the outstanding options to purchase PCS Stock. At July 31, 2000, Sprint had outstanding 798.4 million shares of FON Stock, 928.2 million shares of PCS Stock, and 86.2 million shares of Class A Common Stock, which can be converted by the holders into 86.2 million shares of FON Stock and 43.1 million shares of PCS Stock.

     Employees who accept the offer must accept the offer with respect to all covered options. In order to receive the new options, the employees must remain employed until the new grant date. In addition, the majority of the new options will have extended vesting requirements in order to increase their retentive value to the corporation.

                           SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


                               SPRINT CORPORATION


Date: October 17, 2000             By: /s/ Michael T. Hyde
                                       Michael T. Hyde
                                       Assistant Secretary